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                      CAMERA PLATFORMS INTERNATIONAL, INC.

                                  EXHIBIT 10.3

             EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND ROY ATLAS


                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is made and entered into as of the 1st day of January, 1997 by and between Camera Platforms International, Inc., a Delaware corporation (the "Company") and Roy Atlas ("Employee").

                                   WITNESSETH:

        WHEREAS, in recognition of the complexity of its industry and the competitive nature of its business, the Company has experienced and expects to continue to experience a substantial need for management services;

        WHEREAS, the Company acknowledges the expertise and experience of the Employee, and is aware of the very significant contribution which the Employee could make to the success of the Company's business by the provision of the services enumerated herein; and

        WHEREAS, the Company now desires to employ the Employee, and the Employee wishes to be employed by the Company, for the purpose of providing such services to the Company.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Services to be Performed by the Employee. The Employee shall provide to the Company such services of a managerial and operational nature as the Board of Directors shall determine from time to time to be reasonably necessary or advisable and in the best interests of the Company in the course of its business. The Employee shall hold the title of President and Chief Operating Officer, and shall report directly to the Board of Directors of the Company. The Employee agrees that, to the best of his ability and experience, he will, at all times, loyally and conscientiously, perform all of the duties and obligations either expressly or implicitly required of him by the terms of this Agreement. The Employee shall provide services hereunder on a full- time and exclusive basis, consisting of not less than 40 hours per week.

2. Other Activities. At all times during the term of this Agreement, the Employee may not engage



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                      CAMERA PLATFORMS INTERNATIONAL, INC.




        or participate for his own account, whether, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, stockholder, or in any other capacity, in any business which is competitive with the Company, or in any activities which detract from his duties hereunder.

3. Term of the Agreement. Unless terminated earlier pursuant to the terms hereof, the term of this Agreement shall be five (5) years, beginning on January 1, 1997 and terminating on December 31, 2002. This Agreement shall automatically be extended for successive one (1) year periods beginning on the respective anniversary dates hereof, unless either party gives at least thirty (30) days' written notice of their election not to renew this Agreement to the other party. In the event this Agreement is renewed, all covenants in this Agreement will remain in full force and effect, unless the parties agree to a written modification thereto.

4. Compensation. In consideration for the services to be performed by the Employee hereunder, the Employee shall receive an annual salary of Seventy-Five Thousand Dollars ($75,000), payable in accordance with the Company's established payroll procedures, but not less often than monthly. The Board of Directors of the Company shall review the Employee's compensation on an annual basis, and shall adjust the Employee's compensation based on the Employee's and the Company's performance. Additionally, the Company shall pay the Employee a quarterly bonus of Six Thousand Two Hundred and Fifty Dollars ($6,250) (each, a "Quarterly Bonus"), as follows:

        a. The Quarterly Bonuses for the fiscal quarters ending on March 31, 1997 and June 30, 1997 shall be paid regardless of the profitability of the Company;

        b. The Quarterly Bonus for the fiscal quarters ending thereafter shall be paid if the Company is profitable during such quarter, as that term is defined in subparagraph (d) below.

        c. Subject to subparagraph (d) hereof, the Quarterly Bonuses shall be calculated quarterly, based on the Company's profitability for the fiscal quarter most immediately completed, with payment made within forty-five (45) days following the end of such fiscal quarter.

        d. For purposes of this Agreement, the term "profitable" or "profitability" shall mean that the Company has generated annual net profits before taxes, as shown in the audited annual financial statement prepared by the Company's independent accountants. Since the Quarterly Bonuses payable hereunder are to be paid quarterly, and the Company's annual profitability will not be determined until after the completion of the fiscal year, then Quarterly Bonuses shall be paid based on the Company's profitability for the quarter, as determined from its internally generated financial statements, and shall be subject to adjustment based on the Company's profitability for the year. Accordingly, if Quarterly Bonuses were not paid in any quarter and the Company is found to be




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                      CAMERA PLATFORMS INTERNATIONAL, INC.



                profitable for the year, then the Company shall promptly remit the unpaid Quarterly Bonus(es) to the Employee. If, on the other hand, Quarterly Bonuses were paid during the year and the Company is determined not to have been profitable for the year, then the Quarterly Bonuses erroneously paid shall be applied towards any Quarterly Bonuses next to be earned in the subsequent year(s).

5. Additional Bonuses. In addition to the Quarterly Bonuses, the Employee shall be entitled to receive such additional bonuses as the Board of Directors shall award from time to time, based on the profitability of the Company.

6. Benefits. The Employee shall be entitled to receive such benefits as the Company may provide for its employees from time to time, including medical and dental insurance (for the Employee, his wife, and his minor dependents), paid vacation, sick pay and holiday pay, plus the following additional benefits:

        a. Automobile. The Company shall provide the Employee with a car allowance of $500 per month (to cover all automobile related expenses, including lease payments, insurance, repairs, gas, etc.); and

        b. Disability. Company shall maintain for the benefit of Employee a policy or policies of disability insurance providing both (i) long-term (over one-year) disability benefits at two-thirds (66 2/3%) of Employee's then current compensation; and (ii) short-term (under one-year) benefits at one hundred (100%) percent of Employee's then current compensation.

7. Reimbursement of Business Expenses. During the term of this Agreement, the Company shall reimburse the Employee for all authorized ordinary and necessary business expenses incurred by him in connection with the Company's business, provided that prior authorization of the board of directors shall be required for any single expenditure of $100 or more.

8. Warrants. As additional compensation for entering into this transaction, the Company shall grant to the Employee a warrant giving the Employee the right to purchase Seven Hundred Thousand (700,000) shares of the Common Stock of the Company. The warrant shall contain customary anti-dilution protections. The warrant shall vest at the rate of One Hundred Thousand Shares per year of service under this Agreement, and shall remain exercisable for a period of three (3) years from vesting, subject to the terms and conditions of this Agreement. If the Company should at anytime register its common stock, then the Employee shall have piggyback registration rights, exercisable within thirty (30) days of notice. The Employee shall be entitled to customary indemnification in any registration. The exercise price of the warrant shall be $.125 per share, the price at which said shares are currently trading.



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                      CAMERA PLATFORMS INTERNATIONAL, INC.



9. Termination. The Company shall have the right (but not the obligation) to terminate this Agreement at any time during the term hereof by written notice for the following causes:

        a. Conduct which is detrimental to the Company's reputation, goodwill or business operations;

        b. The Employee's death or disability, or such other condition as shall prevent the Employee from the performance of his duties hereunder for a period in excess of three months;

        c. Upon 20 days notice and a right to cure, if cure is possible, for gross neglect or breach of the Employee's duties or misconduct in discharging such duties, and without notice and a right to cure for habitual neglect or breach of the Employee's duties or misconduct in discharging such duties;

        d. Upon 20 days notice and a right to cure, if cure is possible, for Employee's failure or refusal to comply with the directions of the Board of Directors, and without notice and a right to cure for habitual failure or refusal to comply with the directions of the Board of Directors.

        Upon any termination for cause, payment of all unearned compensation shall cease immediately, and any unvested warrants shall terminate immediately.

10. Board of Directors. The Company shall recommend and support the election or appointment of the Employee to the Company's Board of Directors as soon as possible, but in no event later than the next election of directors.

11. Indemnification. The Company shall save and hold harmless the Employee from and against any claim of liability or loss (including reasonable attorney's fees) arising as a result of the Employee's activities in the course of his services hereunder to the fullest extent permitted by law.

12. Confidentiality. The Employee shall, at no time, either during his employment or following the termination of his employment for any reason, use or disclose to any person, directly or indirectly, any business secret, customer list or other confidential information concerning the business or policies of the Company, except to the extent that such use or disclosure is (i) necessary to the performance of the Employee's duties hereunder; (ii) required by applicable law; (iii) authorized by the Company; or (iv) lawfully obtainable from other sources. Upon the



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                      CAMERA PLATFORMS INTERNATIONAL, INC.




        termination of his employment, the Employee shall return to the Company all memoranda, notes and other documents in his possession that relate to the business secrets, customer lists and other confidential information of the Company.

13. Integration. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the matters expressly contained herein. Any waiver or modification of any provision of this Agreement shall only be effective if in writing and duly executed by all parties hereto.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same agreement.

15. Notices. Any communication, notice or demand a party may be required or may desire to give hereunder shall be in writing and delivered by personal service, telecopied (with oral confirmation of receipt from the office of the addressee), or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:

        Camera Platforms International, Inc.
        10909 Vanowen Street
        North Hollywood, California  91605
        Fax (818) 623-1710

With a copy to:

        Kenneth J. Schelberg, Esq.
        Fleischman & Schelberg
        1900 Avenue of the Stars, #2410
        Los Angeles, California 90067
        Fax (310) 552-0834




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                      CAMERA PLATFORMS INTERNATIONAL, INC.



If to the Employee:

        Roy Atlas
        1420 N. Alta Vista Blvd., #310
        Los Angeles, California  90046
        Fax (213) 876-7917

        Any party may change its address or fax number for notice by written notice given to the other in the manner provided in this section. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served or telecopied, if by personal service or telecopier, and on the date shown on the return receipt or other evidence of delivery, if mailed.

16. Further Assurances. The parties agree to execute such instructions and such other instruments and agree to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

17. No Assignment. This Agreement is a personal services contract and may not be assigned by either party.

18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

19. Arbitration. All controversies, claims or disputes between the Employee and the Company or any of its officers, directors or shareholders, including without limitation, contract, tort or other controversies, claims or disputes, shall be arbitrated in accordance with the California Employment Dispute Resolution rules of the American Arbitration Association. All arbitration proceedings shall be held in Los Angeles, California. The award of the arbitrators in any arbitration proceeding shall be final and may be enforced in any court of competent jurisdiction. The unsuccessful party to such arbitration proceeding shall pay to the successful party all costs and expenses, including without limitation, reasonable attorneys fees, incurred therein by the successful party, all of which shall be included in and as part of the award or judgment rendered in such proceeding.

20. Severability. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part, for any reason, such provision shall be ineffective only to the extent of such illegality or invalidity without invalidating the remainder of such provision or


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                      CAMERA PLATFORMS INTERNATIONAL, INC.



        the remaining provisions of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       "COMPANY"
                                       CAMERA PLATFORMS
                                       INTERNATIONAL, INC.


                                      By:  [WILLIAM O. FLEISCHMAN]
                                         -----------------------------------
                                            William O. Fleischman,
                                            Its: Chairman

                                      "EMPLOYEE"

                                      By:   [ROY ATLAS]
                                         ------------------------------------
                                             Roy Atlas



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